MICHIGAN DEPARTMENT OF COMMERCE-CORPORATION AND SECURITES BUREAU
Filed May 30, 1995


CERTIFICATE OF AMENDMENT TO THE ARTICLES OF INCORPORATION

Pursuant to the provisions of Act 284, Public Acts of 1972 (profit corporations), the undersigned corporation executes the following Certificate:

1. The present name of the corporation is:
EMPIRE BANC CORPORATION

2. The identification number assigned by the Bureau is:  070-234

3. The location of the registered office is:
1227 East Front Street, Traverse City, Michigan  49684

4. Articles VIII, X and XI of the Articles of Incorporation is hereby amended to read as follows:
    (Article X is amended. Articles VIII and XI added) see Attachment

5b. The foregoing amendment to the Articles of Incorporation was duly adopted on the 16th day of May, 1995. The amendment was duly adopted in accordance with Section 611(2) of the Act by the vote of the shareholders. The necessary votes were cast in favor of the amendment.

Signed this 16th day of May, 1995

By  /s/ William T. Fitzgerald, Jr.
    ------------------------------
    William T. Fitzgerald, Jr.
    Vice President


ATTACHMENT

ARTICLE VIII
Any director may be removed only for cause and only by the affirmative vote of the holders of a majority of the shares then entitled to vote at an election of directors.

ARTICLE X
To the extent that a greater vote is not required by the Michigan Business Corporation Act, the amendment or repeal of Article VI hereof shall require the affirmative vote of the holders of not less than 80% of the shares of stock then entitled to vote at any regular or special meeting of the shareholders, voting together a single class, and the amendment or repeal of
Article VII, Article VIII, Article IX, this Article X and Article XI hereof shall require the affirmative vote of the holders of not less than 66-2/3% of the shares of stock then entitled to vote at any regular or special meeting of the shareholders, voting together as a single class.

ARTICLE XI
The Bylaws of this Corporation shall be subject to alteration, amendment or repeal, and new Bylaws may be adopted, (i) by the affirmative vote of the holders of not less than a majority of the shares or stock then entitled to vote at any regular or special meeting of the shareholders, voting together as a single class, or (ii) by the Board of Directors, as provided in the Bylaws; provided, that any alteration, amendment or repeal, or the adoption of any provision inconsistent with Article 1, Section 1.2, Section 1.3 and
Section 1.11 and Article 2, Section 2.1, Section 2.2, Section 2.3, Section 2.4, Section 2.5 and Section 2.8, and Article 10 and Article 11 of the Bylaws shall require, in case of shareholder action, the affirmative vote of the holders of not less than 66 2/3% of the shares or stock then entitled to vote at any regular meeting or special meeting of the shareholders, voting together as a single class, or in the case of action by the Board of Directors, the affirmative vote of such number of directors as shall be specified in the Bylaws.